EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lynda Ramsey, Vice President, Treasurer

503.992.4531

lynda.ramsey@merix.com

Merix Corporation Completes $10 Million Convertible Debt Financing

FOREST GROVE, OR, May 24, 2006—Merix Corporation (NASDAQ: MERX) today announced the completion of its sale of an additional $10,000,000 aggregate principal amount of its 4% Convertible Senior Subordinated Notes due 2013 pursuant to the exercise of the option by the initial purchaser granted to it in connection with the initial offering of the notes. The notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Merix has received total gross proceeds of $70 million from the sale of notes in this offering and the initial offering, which closed on May 16, 2006.

Merix used the proceeds from the sale to retire $25 million principal amount of 6.5% convertible debentures due May 2007 and will also repay $30 million of bank debt incurred in Asia in connection with the acquisition of Merix’ Asian operations. The remaining proceeds are expected to be used to further reduce debt or for other corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the intended use of proceeds from the offering. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.